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                                   EXHIBIT 5

                                October 25, 1996


Benchmark Electronics, Inc.
3000 Technology Drive
Angleton, Texas 77515

Ladies and Gentlemen:

We have acted as counsel to Benchmark Electronics, Inc., a Texas corporation (the "Company"), in connection with the proposed public offering by the Company of 1,000,000 shares (1,187,500 shares, if the Underwriters exercise their over-allotment option in full) of its common stock, par value $0.10 per share ("Common Stock") for its account (the "Company Shares"), and 250,000 shares for the account of certain selling shareholders (the "Shareholder Shares"), pursuant to the Registration Statement on Form S-3 (Registration No. 333-12901), as amended (the "Registration Statement"), filed under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Commission").

We have examined originals or copies certified to our satisfaction of (a) the Restated Articles of Incorporation of the Company, (b) the Amended and
Restated Bylaws of the Company, (c) certain resolutions adopted by the Board of Directors of the Company, and (d) such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of the Company and certificates of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. We have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based on the foregoing, subject to the limitations set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that (i) the Shareholder Shares are, and when sold as described in the Registration Statement will be, validly issued, fully paid and nonassessable and (ii) the Company Shares, when issued and delivered by the
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Benchmark Electronics, Inc.
October 25, 1996
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Company against payment of the consideration therefor as described in the
Registration Statement, will be validly issued, fully paid and nonassessable.

This opinion is based on and is limited to the law of the State of Texas and the relevant law of the United States of America, and we render no opinion with respect to the law of any other jurisdiction. This opinion is solely for your benefit and may not be relied on by or furnished to any other person.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to all references to our firm therein; provided, however, that in giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission.

                                        Very truly yours,



                                        Bracewell & Patterson, L.L.P.